Exhibit 99.1

Company Contacts:	Investor Relations:
Cameron Way	Scott Liolios or Ron Both
Chief Financial Officer	Liolios Group, Inc.
Tel 206-373-9034	Tel 949-574-3860
cway@onvia.com	info@liolios.com

Onvia Reports Strong First Quarter 2009 Results

Revenue up 10% Year-Over-Year to $5.9 Million with Positive Cash-Flow from Operations;

Annual Contract Value up 19% Year-Over-Year to $20.9 Million

SEATTLE, WA — May 6, 2009 — Onvia, Inc. (Nasdaq: ONVI), a leading provider of comprehensive sales intelligence, reported financial results for the first quarter ended March 31, 2009.

Q1 2009 Highlights

•	Fourth consecutive quarter of Annual Contract Value (ACV) growth, up 19% to $20.9 million versus Q1 2008

•	Client base expands for second consecutive quarter to 8,500 accounts, with a 7% increase in high value clients over the same year-ago quarter

•	Launch of Recovery.org introduced unprecedented transparency and accountability to recovery spending, and is already tracking more than 9,800 projects and over $38 billion in spending

•	Cash and cash equivalents increased $500,000 from the previous quarter to $13.5 million

Q1 2009 Operational Performance Summary

	Q1 09	Q4 08	Δ%	Q1 08	Δ%
Annual Contract Value (ACV) ($ in millions)	$20.9	$19.8	5%	$17.5	19%
Total Clients	8,500	8,400	1%	8,100	5%
High Value Clients	8,000	7,800	3%	7,500	7%
Annual Contract Value per Client (ACVC)	$2,448	$2,360	4%	$2,151	14%
Quarterly Contract Value per Client	$2,647	$2,389	11%	$2,336	13%

Financial Results for Q1 2009

Revenue for the first quarter of 2009 was $5.9 million, an increase of 7% from $5.5 million in the previous quarter and an increase of 10% from $5.3 million in the same year-ago period.

The improvement in revenue was due primarily to the continued growth in Annual Contract Value or “ACV,” the company’s leading indicator for future growth. ACV represents the aggregate annual revenue value of the company’s subscription contracts. ACV grew to $20.9 million, up 5% compared to $19.8 million in the previous quarter, and up 19% compared to $17.5 million in the first quarter of 2008. (For more information about ACV, see “About Annual Contract Value,” below.)

A significant driver of ACV is Annual Contract Value per Client (or “ACVC”), which grew 4% from the previous quarter and 14% from the same year-ago period to an average of $2,448 per client. ACVC improved by targeting higher value clients and emphasizing higher value database products.

During the first quarter, the company added approximately 100 net clients, bringing the total client base to approximately 8,500. This represented an increase of 1% from approximately 8,400 in the previous quarter and an increase of 5% from approximately 8,100 clients in the same period a year ago. Out of the 8,500 total clients in first quarter, approximately 8,000 of these were categorized as high value clients, i.e., excludes subscribers to the company’s entry level Metropolitan notification product. This represented a 3% increase from approximately 7,800 high value clients in the previous quarter and an increase of 7% from approximately 7,500 in the same period a year ago.

Operating expenses in the quarter totaled $5.3 million, unchanged from the previous quarter and increased 7% from $4.9 million in the first quarter of 2008. The increase is primarily due to the company’s planned investment in its sales force, offset by lower technology and development expenses. Technology and development expenses decreased primarily because the development organization was more engaged in fully capitalizable projects during the quarter.

For the first quarter of 2009, net loss totaled $631,000 or $(0.08) per basic and diluted share, versus a net loss of $846,000 or $(0.11) per basic and diluted share in the previous quarter and a net loss of $445,000 or $(0.05) per basic and diluted share in the first quarter of 2008. The net loss in the first quarter of 2008 included interest income of $175,000 compared to none in the current quarter.

Management Commentary

“During the first quarter, we continued to realize ACV growth from better first-year revenue retention, primarily as a result of the new client on-boarding program we initiated in Q1 2008,” said Mike Pickett, Onvia’s chairman and CEO. “New client acquisitions also improved due to our targeted marketing strategy and planned investment in our sales force and sales process. These activities translated into ACV reaching its highest level over four quarters at a 19% year-over-year quarterly growth rate, and we continue to see ACV as a leading indicator of future revenue.

“In March, we launched www.Recovery.org to provide real-time data detailing the spending activity associated with the American Recovery and Reinvestment Act (ARRA). We believe that there has been an increased level of interest in the public sector as a result of the slowing commercial sector, and Recovery.org creates a marketplace that drives this interest. Since the launch, the site has emerged as the leading online information source for accurate and timely transparency and accountability in stimulus spending, and is already tracking more than 9,800 projects and over $38 billion in spending.

“In Q1 09 we also invested $930,000 in a new content management system and database platform, which is planned for launch before the end of the second quarter. This new platform is designed to serve as the foundation for product development and growth in the coming years. We expect our capital investments to slow once this new platform has been launched and as we leverage this technology to increase our recurring revenue stream.”

Conference Call

Onvia will hold a conference call tomorrow, May 7, 2009, to discuss these first quarter 2009 financial results. CEO Mike Pickett and CFO Cameron Way will host the call starting at 4:30 p.m. Eastern time. A question and answer session will follow management’s presentation.

To participate in the call, dial the appropriate number 5-10 minutes prior to the start time, request the Onvia conference call and provide the conference ID:

Date: Thursday, May 7, 2009

Time: 4:30 p.m. Eastern time (1:30 p.m. Pacific time)

Domestic Callers: 1-800-895-1085

International Callers: 1-785-424-1055

Conference ID#: 7ONVIA

If you have any difficulty connecting with the conference call, please contact the Liolios Group at 949-574-3860.

The conference call will be broadcast simultaneously and available for replay via the investor section of the company’s Web site at www.onvia.com.

A replay of the call will be available after 7:30 p.m. Eastern time on the same day and until June 7, 2009:

Toll-free replay number: 1-800-839-6790

International replay number: 1-402-220-6053

About Onvia, Inc.

Onvia helps businesses achieve a competitive advantage by delivering timely and actionable sales opportunities and information. More than 8,500 subscribers across the United States rely on Onvia as a comprehensive resource for industry-specific information needed to make intelligent sales decisions. Onvia offers unparalleled coverage of government purchasing activity in addition to commercial and residential projects in development for markets such as architecture and engineering, IT/telecom, business consulting services, operations and maintenance, and transportation. Onvia was founded in 1996 and is headquartered in Seattle, Washington. For more information about Onvia, go to www.onvia.com.

About Annual Contract Value or “ACV”

The company also supplements its financial statements in this release and in its annual report on Form 10-K and quarterly reports on Form 10-Q with a calculation of Annual Contract Value, or “ACV,” which represents the annualized aggregate revenue value of subscription contracts. ACV is driven by Annual Contract Value per Client (ACVC) and the growth in the number of clients. Most of the company’s revenues are generated from subscription contracts, which are typically prepaid and have a minimum term of one year, with revenues recognized ratably over the term of the subscription. The company also receives revenues from multi-year content reseller licenses, management reports, document download services, and list rental services, which are not included in the calculation of ACV. ACV is not a financial measure calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”) and should not be considered as an alternative to revenue or any other financial measures so calculated. Management uses this information as a basis for planning and forecasting core business activity for future periods and believes it is useful in understanding the results of its operations.

Forward-Looking Statements

This release may contain, in addition to historical information, forward- looking statements as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs, and involve risks and uncertainties, including statements regarding Onvia’s financial performance, profitability, client count and client information, and other operating metrics. Onvia’s business is subject to certain risks and uncertainties that may cause actual results to differ materially from those suggested by the forward-looking statements in this release, including changes in general economic and business conditions in the information and internet services industries and changes in our business strategy.

The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: Onvia’s investments in sales and marketing, technology infrastructure, and content collection and sourcing fails to improve sales penetration and client retention rates; Onvia’s technology fails to handle the increased demands on its infrastructure caused by increasing network traffic and the volume of aggregated data; client adoption of new and higher valued products continues to be slower than expected; and Onvia fails to increase the number of clients and/or Annual Contract Value.

Additional information on factors that may impact these forward-looking statements can be found in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections in our 2008 Annual Report on Form 10-K. The information contained in this presentation is as of the date indicated. We assume no obligation to update any forward-looking statements contained in this presentation as a result of new information or future events or developments.

Onvia, Inc.

Condensed Consolidated Balance Sheets

(unaudited)

	March 31, 2009	December 31, 2008
	(In thousands, except share data)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$13,467	$13,043
Accounts receivable, net of allowance for doubtful accounts of $164 and $32	1,100	1,645
Prepaid expenses and other current assets	613	785
Reimbursable tenant improvements	147	147
Security deposits, current portion	135	135

Total current assets	15,462	15,755
LONG TERM ASSETS:
Property and equipment, net of accumulated depreciation of $2,958 and $2,782	1,547	1,710
Security deposits, net of current portion	269	404
Internal use software, net of accumulated amortization of $1,957 and $1,752	5,171	4,447
Other assets	8	7

Total long term assets	6,995	6,568

TOTAL ASSETS	$22,457	$22,323

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$710	$853
Accrued expenses	1,361	1,491
Obligations under capital leases, current portion	58	82
Unearned revenue, current portion	9,949	8,979
Deferred rent, current portion	67	61

Total current liabilities	12,145	11,466
LONG TERM LIABILITIES:
Obligations under capital leases, net of current portion	—	6
Unearned revenue, net of current portion	112	139
Deferred rent, net of current portion	899	919

Total long term liabilities	1,011	1,064

TOTAL LIABILITIES	13,156	12,530
STOCKHOLDERS’ EQUITY:
Preferred stock; $.0001 par value: 2,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock; $.0001 par value: 11,000,000 shares authorized; 8,254,909 and 8,254,909 shares issued; and 8,254,883 and 8,246,828 outstanding	1	1
Treasury stock, at cost: 26 and 8,081 shares	—	(40)
Additional paid in capital	352,226	352,127
Accumulated deficit	(342,926)	(342,295)

Total stockholders’ equity	9,301	9,793

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$22,457	$22,323

Onvia, Inc.

Condensed Consolidated Statements of Operations

Three Months Ended March 31, 2009 and March 31, 2008

(unaudited)

	March 31, 2009	March 31, 2008
	(In thousands, except per share data)
Revenue
Subscription	$4,991	$4,543
Content license	580	526
Management information reports	263	222
Other	53	56

Total revenue	5,887	5,347
Cost of revenue	1,225	1,036

Gross margin	4,662	4,311
Operating expenses:
Sales and marketing	3,480	2,725
Technology and development	734	1,113
General and administrative	1,081	1,093

Total operating expenses	5,295	4,931

Loss from operations	(633)	(620)
Interest and other income, net	2	175

Net loss	$(631)	$(445)

Basic and diluted net loss per common share	$(0.08)	$(0.05)

Basic and diluted weighted average shares outstanding	8,234	8,208

Onvia, Inc.

Condensed Consolidated Statements of Cash Flows

Three Months Ended March 31, 2009 and March 31, 2008

(unaudited)

	March 31, 2009	March 31, 2008
	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(631)	$(445)
Adjustments to reconcile net loss to net cash provided by / (used in) operating activities:
Depreciation and amortization	396	311
Stock-based compensation	116	216
Change in operating assets and liabilities:
Accounts receivable	545	313
Prepaid expenses and other current assets	241	(243)
Other assets	6	5
Accounts payable	(212)	(775)
Accrued expenses	(114)	(154)
Unearned revenue	943	(553)
Deferred rent	(14)	203

Net cash provided by / (used in) operating activities	1,276	(1,122)
CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property and equipment	(27)	(848)
Proceeds from sales of property and equipment	—	3
Additions to internal use software	(930)	(581)
Return of security deposits	135	3,500
Cash received for reimbursable tenant improvements	—	2,056

Net cash (used in) / provided by investing activities	(822)	4,130
CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on capital lease obligations	(30)	(28)
Proceeds from exercise of stock options and purchases under employee stock purchase plan	—	10

Net cash used in financing activities	(30)	(18)

Net increase in cash and cash equivalents	424	2,990
Cash and cash equivalents, beginning of period	13,043	14,301

Cash and cash equivalents, end of period	$13,467	$17,291

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Issuance of treasury stock for 401K matching contribution	(44)	(69)
Purchases under capital lease obligations

Company Contacts:

Cameron Way

Chief Financial Officer

Onvia, Inc.

Tel 206-373-9034

cway@onvia.com

Scott Liolios or Ron Both

Investor Relations

Liolios Group, Inc.

Tel 949-574-3860

info@liolios.com